                                                                  EXHIBIT (q)(i)

                       THE CHARLES SCHWAB FAMILY OF FUNDS
                               SCHWAB INVESTMENTS
                              SCHWAB CAPITAL TRUST
                            SCHWAB ANNUITY PORTFOLIOS
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                           CHARLES SCHWAB & CO., INC.
                CODE OF ETHICS ADOPTED PURSUANT TO SECTION 17j-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

             APPROVED BY THE BOARDS OF TRUSTEES ON FEBRUARY 23, 2004

Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act") requires that every registered investment company, and each investment adviser to and principal underwriter for such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its "Access Persons" from engaging in any act, practice or course of business prohibited by section 17(j) of the 1940 Act and Rule 17j-1 adopted thereunder. That Rule further requires that each investment company and its adviser(s) and underwriter(s) use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code. The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information.

The following policies constitute the Code of Ethics for The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios (each a "Trust", and collectively known as the "Trusts"), Charles Schwab Investment Management, Inc. ("CSIM"), a registered investment adviser and the investment adviser to the Trusts, and Charles Schwab & Co., Inc. ("Schwab"), a registered broker-dealer and the principal underwriter of the Trusts. The policies and procedures established by this Code of Ethics are applicable to all directors, trustees, officers and employees of the Trusts and CSIM, and to any director or officer of Schwab who, makes, participates in or obtains information regarding the purchase or sale of "Covered Securities" by the Trusts. Other entities that serve as sub-advisers to separate series of the Trusts shall comply with their own codes of ethics approved by the Board of Trustees, and report to the Boards of Trustees in accordance with Section VI hereunder.

I.       POLICY STATEMENT

Rule 17j-1 under the 1940 Act makes it unlawful for any Affiliated Person of, or principal underwriter for, the Trusts or Affiliated Person of the Trusts' investment adviser(s) and principal underwriter, in connection with the direct or indirect purchase or sale by such person of any Covered Security that is "held or to be acquired" by any investment portfolio of a Trust (each a "Fund"):

o    To employ any device, scheme or artifice to defraud the Trust or any Fund;

o To make to the Trust or any Fund any untrue statement of a material fact or omit to state to the Trust or any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

o To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any Fund; and

o To engage in any manipulative practice with respect to the Trust or any Fund.

It is the policy of the Trusts, CSIM and Schwab that no Access Person of a Trust, CSIM or Schwab will make, participate in, or engage in any act, practice or course of conduct that would violate the provisions set forth above or which would, in any way, conflict with the interests of the Trusts or their shareholders. This obligation encompasses:

o    The duty at all times to place the interests of shareholders first;

o The duty to ensure that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

o The fundamental standard that Access Persons not take inappropriate advantage of their positions.

II.      DEFINITIONS

The definitions used in this Code of Ethics include the following:

ACCESS PERSON An "Access Person" of the Trusts or CSIM is any director, Trustee or officer of the Trusts or CSIM, and any employee of CSIM who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities for the Trusts or a Fund or whose functions or duties relate to the making of any recommendation to a Trust or a Fund regarding the purchase or sale of securities. An "Access Person" of Schwab is any director or officer of Schwab who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities for a Trust or a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Trust or a Fund regarding the purchase or sale of Covered Securities. An "Access Person" is also any natural person in a control relationship to a Trust or a Fund or CSIM who obtains information concerning recommendations made to the Trust or a Fund with regard to the purchase or sale of Covered Securities by the Trust or a Fund.

AFFILIATED PERSON An "Affiliated Person" of the Trusts, CSIM or Schwab is defined in Section 2(a)(3) of the 1940 Act.

BENEFICIAL OWNERSHIP A person should consider himself or herself a "beneficial owner" of any security in which he or she has a direct or indirect pecuniary interest. Pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For example, he or she has

"beneficial ownership" of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such securities benefits substantially equivalent to those of ownership. He or she should also consider himself or herself the beneficial owner of securities if he or she can vest or revest title in himself or herself now or in the future.

CONTROL "Control" has the same meaning as in Section (2)(a)(9) of the 1940 Act.

COVERED SECURITY A "Covered Security" is any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security. A Covered Security is also any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Notwithstanding the above definition, Covered Securities include only those securities which a Trust would be permitted to acquire under its investment objectives and policies set forth in its then current prospectuses filed under the Securities Act of 1933 (the "1933 Act"), and does not include direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other money market instruments and shares of registered open-end investment companies., EXCEPT SHARES OF AFFILIATED OPEN-END INVESTMENT COMPANIES.

HELD OR TO BE ACQUIRED A Covered Security is "held or to be acquired" if within the most recent 15 days it is or has been held by a Trust, or is being or has been considered by a Trust or CSIM for purchase by a Trust. A purchase or sale includes the writing of an option to purchase or sell a Covered Security described above

INITIAL PUBLIC OFFERING "Initial Public Offering" is an offering of securities registered under the Securities Act of 1933 (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

INVESTMENT PERSONNEL "Investment Personnel" are Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a Trust or a Fund. The term also includes all persons who control a Trust or CSIM or Schwab and obtain information concerning recommendations made to a Trust regarding the purchase or sale of securities by a Trust or a Fund.

NON-INTERESTED TRUSTEE A "Non-Interested Trustee" is any Trustee of the Trusts who is not an interested person of such Trust as defined in section 2(a)(19) of the 1940 Act.

PRIVATE PLACEMENT A "Private Placement" is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

III.     COMMUNICATIONS

Access Persons may not tip or otherwise disclose to others (except to others who have a need to know such information in the ordinary course of their business) any information regarding the investment activities of the Trusts, including any transaction or recommendation made by or to CSIM or a Trust or a Fund. All communications that violate the terms of this Section III must be reported immediately to the CSIM Compliance Department.

IV.      LIMITS ON ACCEPTING OR RECEIVING GIFTS

Access Persons may not accept or receive any gift of more than de minimis value (as defined in the Schwab Compliance Manual) from any person or entity in connection with the Trusts or a Fund's entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Trusts or a Fund.

V.       TRADING RESTRICTIONS

The policies and procedures regarding trading restrictions are as follows:

OFFICERS, DIRECTORS, TRUSTEES AND EMPLOYEES TRADING RESTRICTIONS Any officer, director, Trustee or employee of the Trusts, CSIM or Schwab with material nonpublic information about a Covered Security is prohibited from all personal trading in any security about which he or she has such information.

PRIOR APPROVAL OF TRADES At all times, each personal transaction in a Covered Security by Investment Personnel involving more than 5,000 shares of any issuer's equity securities, rights, warrants or units or $100,000.00 face value of bonds or debentures of any one issuer must receive prior approval by CSIM's Chief Compliance Officer or his or her designee. Prior approval of a personal transaction may only be relied upon for 5 business days from the date approval is received. Because of the specific policies in place to monitor and control employee trading of stock of The Charles Schwab Corporation ("SCH"), prior approval of personal transactions do not apply to SCH stock and SCH options. All other trading restrictions applicable to Covered Securities still apply to SCH stock and SCH options.

All Access Persons other than Investment Personnel may trade in Covered Securities without prior approval, provided that such persons have no actual knowledge of the Trusts' activities with respect to the subject security, and have no material, nonpublic information about the issuer of the subject security. Access Persons of any adviser or sub-adviser other than CSIM are subject only to the trading restrictions under their own code.

These trading restrictions apply to all transactions in Covered Securities in accounts over which Access Persons of CSIM exercise control, including accounts for their family members or accounts in which they have a beneficial interest, but do not apply to: dividend reinvestment programs; direct stock purchase plans; odd-lot transactions; investment decisions made by an unrelated third party who does not have access to the information in possession of such Access Person; transactions in shares of exchange-traded funds and interests in other pooled investment vehicles that invest in baskets of securities, including, without limitation, QQQs, SPDRs and HOLDRs; or any trade that does not result from such Access Person's specific investment decision, including, without limitation, a trade generated by an automated model, even if the Access Person participates in the design or maintenance of the model.

All trading activity by Access Persons is subject to reporting and surveillance as set forth in the surveillance and reporting sections of these procedures.

PRIOR APPROVAL OF INITIAL PUBLIC OFFERINGS ("IPOs") AND PRIVATE PLACEMENTS Each transaction where Investment Personnel directly or indirectly acquire beneficial ownership in an IPO or a private placement requires prior approval by CSIM's Chief Compliance Officer or his or her designee.

NON-INTERESTED TRUSTEES A Non-Interested Trustee of the Trusts may trade in securities in which a Trust has invested or is considering for investment, provided that the Trustee has no actual knowledge of the Trust's contemporaneous activities with respect to the subject security, and has no material, nonpublic information about the issuer of the subject security.

VI.      REPORTING

The policies and procedures regarding reporting requirements that are applicable to the Access Persons of the Trusts, CSIM and Schwab include the following:

REPORTS TO THE BOARD OF TRUSTEES The President of CSIM and Executive Vice President of Schwab (or their designees) must (i) furnish annually to the Board of Trustees a written report of any issues arising under the Code of Ethics, including any material violations and any sanctions imposed in response to these violations and (ii) certify annually to the Board of Trustees that each has adopted procedures reasonably necessary to prevent its Access Persons from violating the provisions of its Code of Ethics. The President of the Trusts (or his or her designee) will report to the Board of Trustees on an annual basis in accordance with subparts (i) and (ii), above.

The President of any adviser or sub-adviser other than CSIM shall submit a copy of its code of ethics for the Board's approval, together with the reports required by subparts (i) and (ii), above. Such adviser or sub-adviser shall submit any amendments to its code within 30 days of adoption.

ACCESS PERSON REPORTING Each Trust, CSIM and Schwab are responsible for promptly identifying and reporting to the CSIM Compliance Department all persons considered to be Access Persons. Each Trust, CSIM and Schwab will compile a written list of such persons, and promptly notify the CSIM Compliance Department of all changes in the persons designated as Access Persons. The CSIM Compliance Department will notify Access Persons of their obligation to report trading activity, and provide them with a copy of this Code. The CSIM Compliance Department will also prepare the quarterly transaction report for each Access Person and present such reports to Access Persons for review and execution. Access Persons shall return the executed quarterly transaction report to the appropriate review officer(s) ("Review Officer") appointed by the Presidents of the Trusts and CSIM and Executive Vice President of Schwab, or their respective designees. Access Persons of any adviser or sub-adviser other than CSIM shall only file reports under their own code.

Access Persons (other than Non-Interested Trustees) shall report on a quarterly calendar basis all transactions in which they acquire any direct or indirect beneficial ownership in Covered Securities. These transaction reports must be made no later than ten days after the end of each calendar quarter and include trading activity at Schwab and any other broker-dealer.

The quarterly transaction reports shall disclose the following:

     With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

     o The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security;

     o The nature of the transaction (i.e.: purchase, sale, or any other type of acquisition or disposition);

     o The price of the Covered Security at which the transaction was effected;

     o The name of the broker, dealer or bank with or through which the transaction was effected; and

     o    The date that the report is submitted by the Access Person.

     With respect to any account established during the quarter by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person:

     o The name of the broker, dealer or bank with whom the Access Person established the account;

     o    The date the account was established; and

     o    The date that the report is submitted by the Access Person.

Each Access Person (with the exception of Non-Interested Trustees) must make an initial holdings report, no later than ten days after he or she becomes an Access Person, and an annual holdings report, within thirty days after the end of the calendar year, which shall disclose:

o The title, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership;

o The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect beneficial interest of the Access Person; and

o    The date that the report is submitted by the Access Person.

The annual disclosure of holdings shall be made and calculated as of each calendar year end.

NON-INTERESTED TRUSTEE REPORTING The CSIM Compliance Department shall notify each Non-Interested Trustee that such person is subject to this Code of Ethics' reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

Each Non-Interested Trustee shall only submit quarterly transaction reports to the appropriate Review Officer showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, where the Non-Interested Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or after the date of the Trustee's transaction, such security is or was purchased or sold, or considered for purchase or sale, by a Trust.

EXCEPTIONS TO REPORTING REQUIREMENTS

Every Access Person must file the preceding reports EXCEPT:

o An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

o The Review Officer may elect to accept broker account statements in lieu of a quarterly transactions report if the transactions report would duplicate information contained in those broker trade confirmations or account statements received by the Trust, CSIM or Schwab with respect to the Access Person in the time period required, and all of the information required is contained in the broker trade confirmations or account statements, or in the records of the Trust, CSIM or Schwab.

VII.     SURVEILLANCE

The policies and procedures regarding surveillance that are applicable to officers, directors, Trustees and employees of the Trusts, CSIM and Schwab include the following:

EMPLOYEE SURVEILLANCE AND REVIEW The Presidents of the Trusts and CSIM and Executive Vice President of Schwab, or their respective designees, will appoint Review Officer(s) to conduct employee surveillance and review. The Review Officer will, on a quarterly basis, compare all reported personal transactions in Covered Securities with the Trusts' or a Fund's completed portfolio transactions and a list of Covered Securities being considered for purchase or sale by CSIM to determine whether a violation may have occurred. The Review Officer will employ procedures similar to those attached as Exhibit A hereto.

Before determining that a person has violated the Code of Ethics, the Review Officer must give the person an opportunity to supply explanatory material.

If the Review Officer determines that a violation has or may have occurred, the Review Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the person to the President of CSIM (or his or her designee), who will determine whether the person violated the Code of Ethics.

No person is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.

If the President of CSIM (or his or her designee) finds that the person violated the Code of Ethics, he or she will impose upon the person sanctions that he or she deems appropriate including, among other things, a letter of censure or suspension or termination of the employment of the violator. The President of CSIM (or his or her designee) will report the violation and the sanction imposed to the Trusts' Board of Trustees at the next regularly scheduled board meeting, unless, in the sole discretion of the President or his or her designee, circumstances warrant an earlier report.

The Review Officer will report his or her own transactions to an Alternate Review Officer on a quarterly basis. The Alternative Review Officer on a quarterly basis shall fulfill the duties of the Review Officer with respect to the latter's transactions in Covered Securities.

Employees of CSIM and Schwab are also subject to the requirements of Schwab's Employee Compliance Guide and Code of Conduct.

VIII.    RECORDS

All records associated with this Code of Ethics, including but not limited to;
(i) lists of persons who are, or within the past five years have been designated as Access Persons; (ii) quarterly transaction and annual holdings reports by such persons; (iii) surveillance documentation, including any Code violation and any sanctions resulting from the violation; and (iv) communications and all versions of the Code of Ethics, shall be maintained by the CSIM Compliance Department in an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities acquired in an IPO or a private placement, shall be maintained by the CSIM Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.

The Code of Ethics, a copy of each quarterly transaction and annual holding report by each Access Person of the Trusts, any written report made to the Board of Trustees concerning the Code of Ethics and lists of all persons required to make reports shall be preserved with the Trusts' records for the period required by Rule 17j-1.

IX.      DISCLOSURE

The Trusts will disclose in their Statement of Additional Information that (i) the Trusts, CSIM and Schwab have adopted a Code of Ethics; (ii) the personnel of the Trusts, CSIM and Schwab are permitted to invest in securities for their own account, subject to the limitations of Rule 17j-1 and this Code; and (iii) the Code of Ethics can be obtained from the Securities and Exchange Commission. The Code of Ethics will be filed as an exhibit to the Trusts' registration statements.